Rightscorp Announces Fourth Quarter and Full Year 2014 Financial Results

Company Delivers 187% Growth in Year-Over-Year Revenues Based on Increases in Copyrights, ISP Participation, and Settlements Closed

Santa Monica, Calif. – March 10, 2015 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today announced its financial results for the fourth quarter and full year 2014 ended December 31, 2014.

Financial Highlights:

● Company increased revenues due to growth in copyrights, ISP participation, and settlements closed;

●187% increase in revenues to $930,729 for the year ended December 31, 2014, from $324,016 for the full year ended December 31, 2013;

● 56% increase in revenues to $241,928 for the fourth quarter period ended December 31, 2014, from $155,381 for the fourth quarter period ended December 31, 2013;

● Balance sheet improvements include a material increase in cash and cash equivalents of $1,666,914 on December 31, 2014.

Operational Highlights:

● Company recently reported an increase in Internet Service Providers (ISPs) participation to over 233, up 466% from last 12 months, representing an estimated 15% of homes in the U.S.;

● On March 4, 2014, Rightscorp reported 180,000 copyright infringement cases closed including more than 1,000 cases closed on Comcast and Google Fiber;

● Signed two new contracts to represent an additional 250,000 additional copyrights;

● Appointed industry veteran Gregory Noveck, Senior Vice President, Production for SYFY Films to Rightscorp’s Board of Advisors;

● Selected as a Top Company in EContent’s 14th Annual EContent 100, a list of Top 100 Companies in the Digital Content Industry. Rightscorp was selected in the “Content Creation” category. Other notable companies chosen in the EContent 100 include Adobe, Amazon, Apple, Facebook, Google, and Netflix.

Robert Steele, Rightscorp President and COO commented, “We recorded our strongest year yet with an astounding 187% year-over-year growth. This was driven by an increase in the number of copyrights ingested into our system from approximately 30,000 on December 31, 2013 to approximately 230,000 on December 31, 2014. Moving into 2015, we have already announced some great progress on all of our operating metrics. We are confident that by focusing on these growth metrics, we will be able to capture significant growth ahead.”

Rightscorp CEO Christopher Sabec, added, “Our commitment to provide our customers with effective technology to identify, monitor, and monetize peer-to-peer copyright infringements has delivered excellent results for 2014. We recently reported on seven major feature films that suffered from piracy while still in their theatrical window, demonstrating the detrimental effect it has on the movie industry. During the second and third quarter of the year, our management efforts were centered on securing financing. As a result, our last quarter was focused on technological upgrades and process implementations to support growth that will allow us to fully capitalize on the sustainable growth trend ahead. We have grown our reputation for having the most effective solution in combating illegal file sharing which addresses the multi-billion dollar piracy dilemma.”

Fourth Quarter Financial Summary

Revenues for the fourth quarter ended December 31, 2014 were $241,928, up 56% from $155,381 in the same period last year. The growth in revenues were driven by the Company’s ability to increase the amount of active copyrights ingested in the Rightscorp’s automated system. This directly correlates to the Company’s ability to collect payment for copyright infringement.

Full Year 2014 ended December 31, 2014

For the twelve months ended December 31, 2014, Rightscorp reported $930,729 in revenues, an increase of 187% over revenues from $324,016 for the full year 2013. This increase in revenue was driven by an increase in the number of copyrights ingested into the system for which the Company has contracts to monitor for infringements, from approximately 30,000 on December 31, 2013 to approximately 230,000 on December 31, 2014.

Rightscorp incurred operating expenses of $4,329,602 during the twelve months ended December 31, 2014, as compared to $2,134,843 for the twelve months ended December 31, 2013. This increase was due to increased payroll expenses and fees paid to copyright holders in the period. General and administrative expenses were $3,661,575 for the year ended December 31, 2014, compared to $1,663,921 for the year ended December 31, 2013, an increase of $1,997,654 due to increased wages expenses, professional and investment banking fees, and travel and other expenses related to securing financing.

Sales and marketing costs were $139,175 for the year ended December 31, 2014 compared to $275,616 for the year ended December 31, 2013, a decrease of $136,441.

Depreciation and amortization expenses were $63,488 during the year ended December 31, 2014, an increase of $30,050, as compared to $33,438 for the year ended December 31, 2013.

Net loss attributable to common shareholders was $2,852,705, or $(0.04) compared to $2,042,779 or $(0.05) for the twelve months ended December 31, 2013.

At December 31, 2014, the Company had cash and cash equivalents of $1,666,914.

Conference call information:

Date: Tuesday, March 10, 2015

Time: 4:15 P.M. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 1-877-407-9129

Dial in Number for International Callers (Outside of the U.S. & Canada): 1-201-493-6753

Participating on the call will be Rightscorp Chief Executive Officer Christopher Sabec and Chief Operating Officer Robert Steele, who will discuss operational and financial highlights for the fourth quarter and full year of 2014.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on Rightscorp’s website at http://rightscorp.equisolvewebcast.com/q4-2014.

A replay will be available for 14 days starting on March 10, 2015 at approximately 8:00 P.M. (ET). To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 418309.

About Rightscorp, Inc.

Rightscorp (RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

riht@irthcommunications.com

1-866-976-4784

Rightscorp, Inc.

Consolidated Statements of Operations

(Unaudited)

	Year Ended	Year Ended
	December 31, 2014	December 31, 2013
Revenue	$930,729	$324,016

Operating expenses:
Copyright holder fees	465,364	161,868
General and administrative	3,661,575	1,663,921
Sales and marketing	139,175	275,616
Depreciation and amortization	63,488	33,438
Total operating expenses	4,329,602	2,134,843

Loss from operations	(3,398,873)	(1,810,827)

Other Income (expenses):
Interest expense	(26,600)	(298,077)
Other expense	-	(185)
Gain on valuation of derivative	550,985	-
Gain on extinguishment of debt	21,783	66,310
Total other income (expenses)	546,168	(231,952)

Loss from operations before income taxes	(2,852,705)	(2,042,779)

Provision for income taxes	-	-

Net loss	$(2,852,705)	$(2,042,779)

Net loss per share – basic and diluted	(0.04)	(0.05)

Weighted average common shares – basic and diluted	71,002,182	38,191,898

Rightscorp, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Cash	$1,666,914	$36,331
Prepaid expenses	190,345	19,639
Total Current Assets	1,857,259	55,970
Other Assets
Fixed assets, net	240,272	56,453
Intangible assets, net	16,900	33,800
Total Assets	$2,114,431	$146,223

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$564,579	$928,304
Convertible notes payable, net of discount of $0 and $10,891	10,000	202,609
Notes payable	43,988	-
Derivative liabilities	2,419,087	-
Total Current Liabilities	3,037,654	1,130,913
Total Liabilities	3,037,654	1,130,913

Stockholders’ Deficit:
Preferred stock, $.001 par value; 10,000,000 shares authorized; null shares issued and outstanding	-	-
Common stock, $.001 par value; 250,000,000 shares authorized; 89,896,421 and 68,797,102 shares issued and outstanding, respectively	89,896	68,797
Common stock to be issued	50,000	380,000
Additional paid in capital	6,030,259	2,807,185
Accumulated deficit	(7,093,377)	(4,240,672)
Total stockholders’ deficit	(923,222)	(984,690)
Total Liabilities and Stockholders’ Deficit	$2,114,431	$146,223